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                                                                   Exhibit 13(m)

                               PURCHASE AGREEMENT


          The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Boston Partners Asset Management, L.P. ("BPAM"), intending to be legally bound, hereby agree with each other as follows:

          1. The Fund hereby offers BPAM and BPAM hereby purchases $1,000 worth of shares of each of Classes QQ, RR and SS Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the Shares of the Fund as determined on October 16, 1996.

The Fund hereby acknowledges receipt from BPAM of funds in the amount of $3,000 in full payment for the Shares.

          2. BPAM represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 16th day of October, 1996.


                                   THE RBB FUND, INC.


                                   By: /s/  Edward J. Roach
                                       -------------------------------
                                             President


                                   BOSTON PARTNERS ASSET
                                   MANAGEMENT, L.P.
                                   BY:  BOSTON PARTNERS, INC.,
                                   THE GENERAL PARTNER


                                   By: /s/ William Kelly
                                       -------------------------------
                                             Treasurer